Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RIDGESTONE RESOURCES, INC.
(Name of small business issuer in its charter)

Nevada	1081	None
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

RIDGESTONE RESOURCES, INC.	THE CORPORATION TRUST COMPANY OF NEVADA
1806 London Street	6100 Neil Road, Suite 500
New Westminster, British Columbia	Reno, Nevada 89015
Canada V3M 3E3	(775) 322-0626
(778) 227-0111
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ X ]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]
Common Stock by Selling Shareholders	4,140,000	$0.01	$41,400	$1.27

Total	4,140,000	$0.01	$41,400	$1.27

[1] Estimated for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

RIDGESTONE RESOURCES, INC.
4,140,000 Shares of Common Stock

We are registering for sale by selling shareholders, 4,140,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on September 12, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The Mt. Grant mineral claim is comprised of 12 contiguous cells totaling 600 acres. The mineral claim area may be located on the NTS map sheet, 92P/3. At the center of the property the latitude is 51o 13'52" N and the longitude is 121o6'5" W. The claim is motor vehicle accessible from the Village of 70 Mile House, British Columbia by traveling 17 miles east southeast along the Upper Loon Lake gravel ranch road to the mineral claim. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

Our administrative office is located at 1806 London Street, New Westminster, British Columbia, Canada V3M 3E3 and our telephone number is (778) 227-0111 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89015. Our fiscal year end is February 28. Our mailing address is 1806 London Street, New Westminster, British Columbia, Canada V3M 3E3.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	4,140,000 shares of common stock
Offering price per share	$0.01
Net proceeds to us	None
Number of shares outstanding before the offering	9,140,000
Number of shares outstanding after the offering if all of the shares are sold	9,140,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of
February 28, 2007
(Audited)
Balance Sheet
Total Assets	$39,827
Total Liabilities	$15,904
Stockholders Equity (Deficit)	$23,923

From Inception
through
February 28, 2007
(Audited)
Income Statement
Revenue	$0
Total Expenses	$11,777
Net Loss	$(11,777)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Ridgestone Resources, Inc.:

1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

2. Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability, the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

3. Our management has limited technical training and experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

Our management has limited technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management' s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management' s lack of experience in the industry.

4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.

We were incorporated in September 2006 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $11,777. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

5. Because we will have to spend additional funds to determine if we have a reserve, if we can't raise the money we will have to cease operations and you could lose your investment.

Even if we complete our current exploration program and are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

6. Because our management only has limited technical training or experience in exploring for, starting, and operating an exploration program, management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management' s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

7. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during five to six months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

8. Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

9. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

10. Because Pardeep Sarai has other outside business activities and will only be devoting 10% of his time or approximately four hours per week to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Pardeep Sarai, our sole officer and director has other outside business activities and will be only be devoting 10% of his time or four hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to Mr. Sarai. As a result, exploration of the property may be periodically interrupted or suspended.

11. Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Pardeep Sarai. If Mr. Sarai transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Mr. Sarai transfers title to a third party, we will not have any claim against Mr. Sarai. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time because the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:

12. Because all of our assets and our officers and our director are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our sole officer and director.

All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole officer and director is a national and/or resident of a country other than the United States, and all or a substantial portion of his assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our sole officer or director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our sole officer and director predicated upon the securities laws of the United States or any state thereof.

13. Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only one officer and director. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When theses controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

14. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

15. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

16. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected the $0.01 price the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are forty-six selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $29,500. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 9,140,000 shares of common stock outstanding as of March 7, 2007, 5,000,000 are owned by our sole officer and director and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson' s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer' s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on September 12, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The Mt. Grant mineral claim is comprised of 12 contiguous cells totaling 600 acres. The mineral claim area may be located on the NTS map sheet, 92P/3. At the center of the property the latitude is 51o13'52" N and the longitude is 121o6'5" W. The claim is motor vehicle accessible from the Village of 70 Mile House, British Columbia by traveling 17 miles east southeast along the Upper Loon Lake gravel ranch road to the mineral claim. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Background

In September 2006, Pardeep Sarai, our president and sole member of the board of directors acquired one mineral property containing twelve Mineral Titles Online cells in British Columbia, Canada. British Columbia allows a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the claim area on the British Columbia Mineral Titles Online system. The Mineral Titles Online system is the Internet-based British Columbia system used to register, maintain and manage the claims. A cell is an area which appears electronically on the British Columbia Internet Minerals Titles Online Grid and was formerly called a claim. A claim is a grant from the Crown of the available land within the cells to the holder to remove and sell minerals. The online grid is the geographical basis for the cell. Formerly, the claim was established by sticking stakes in the ground to define the area and then recording the staking information. The staking system is now antiquated in British Columbia and has been replaced with the online grid. The property was registered by James McLeod, a non affiliated third party. James McLeod is a self-employed contract staker and field worker residing in Vancouver, British Columbia.

The claim is recorded in the name of Mr. Sarai, one of our officers and directors, to avoid paying additional fees. James McLeod, a Vancouver geologist, suggested that the property be held in Mr. Sarai's name and we concurred therein. The property was selected by Mr. Sarai after consulting with Mr. McLeod. Mr. McLeod was paid $3,300 to stake the claim. No money was paid to Mr. Sarai to hold the claim. No money will be paid to Mr. Sarai to transfer the property to us. Mr. Sarai has executed a declaration of trust wherein he has agreed to hold the property for us and will deliver title upon our demand. Mr. Sarai has not provided us with a signed or executed bill of sale in our favor as of the date of this prospectus. Mr. Sarai will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time because the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Sarai will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Sarai transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend activities and we will have no cause of action against Mr. Sarai. Mr. Sarai has agreed verbally with us not to cause the title to pass to another entity.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

Our claim is a mineral lease issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property; in fact, the likelihood that a commercially viable mineral deposit exists is remote.

There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Mr. McLeod suggested purchasing the claim to Mr. Sarai. Mr. Sarai, after reviewing the matter with Mr. McLeod, agreed and accordingly it was decided to proceed with the project as discussed herein.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

Tenure No.	Name	Recording	Expiration
541555	Mt. Grant	September 18, 2006	September 18, 2007

The property was selected because gold and platinum have been discovered in the area.

The Mt. Grant property consists of one located mineral claim comprising a total of 12 contiguous 3X4 block.

Location and Access

The Mt. Grant mineral claim is comprised of 12 contiguous cells totaling 600 acres. The mineral claim area may be located on the NTS map sheet, 92P/3. At the center of the property the latitude is 51o13'52" N and the longitude is 121o6'5" W. The claim is motor vehicle accessible from the Village of 70 Mile House, British Columbia by traveling 17 miles east southeast along the Upper Loon Lake gravel ranch road to the mineral claim.

Map 1

Map 2

Ridgestone Property

531674
527658
532216
531667
1266
536253
92P.025
541555
Cariboo South
MT
1282
GRANT
070
1200
0
275
550 m.
Map center: 51° 13' 52" N, 121° 6' 5" W
Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria
Legend
Indian Reserves
National Parks
Parks
Mineral Titles Grid (LRDW)
Mineral Tenures (Mineral - LRDW)
Mineral Claim
Mineral Lease
Reserves (Mineral - LRDW Sites)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Release Required Reserve
Surface Restriction
Recreation Area
Others
Integrated Cadastral Fabric
BCGS Grid
Contours (TRIM)
Contour - Index
Contour - Index.Indefinite
Contour - Index.Depression
Contour - Index.Depression Indefinite
Contour - Intermediate
Contour - Intermediate.Indefinite
Contour - Intermediate.Depression
Contour - Intermediate.Depression Indefinite
Areaof Exclusion
Areaof Indefinite Contours
Annotation (1:20K)
Transportation - Points (TRIM)
Helipad
N
Scale: 1:15,499

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Physiography

The Mt. Grant property lies in the interior plateau of the province and within the Cariboo Parkland biotic or life zone of British Columbia. The area experiences about 20" - 30" of precipitation annually of which about 25% may occur as a snow equivalent. The summers can experience hot weather while the winters are generally more severe than the dry belt to the east and can last from November through March. Much of this area of the interior plateau, with its rolling hills, hosts clusters of lodgepole pine with similar stands of aspen. Douglas fir and Engelmann spruce round out the other conifer cover, but in lesser abundance. The general area supports an active logging industry. Mining holds a historical and contemporary place in the development and economic well being of the area.

The Town of 100 Mile House and the City of Kamloops, British Columbia lie 46 miles and 86 miles by road southwest and southeast of the Mt. Grant mineral claim, respectively. Each offer much of the necessary infrastructure required to base and carry-out an exploration program, including accommodations, communications, equipment and supplies. Kamloops, British Columbia is highway accessible from Vancouver, British Columbia in a few hours by traveling over the Coquihalla highway. Kamloops has a good airport and the overnight Greyhound bus service is a popular way to send-in samples and to receive additional equipment and supplies.

The claim area ranges in elevation from 3,800 feet to 4,216 feet mean sea level, the high point being Mt. Grant. The physiographic setting of the property can be described as rounded, open range pockets among the clusters of conifer comprised of evergreens and aspens in a plateau setting. The area has been surficially altered both by the erosional and the depositional or drift cover effects of glaciation. Thickness of drift cover in the valleys may vary considerably. Fresh water lakes and small streams are abundant in the area.

Regional Geology

The area is seen to be underlain by rock units ranging in age from the Pennsylvanian to the Miocene and being mainly of volcanic origin, although some of the older units are of intrusive and sedimentary origin. The older units are only found along the deep incisions found along some of the deeper creek valleys, i.e. the Deadman River and Loon Creek. The younger Eocene - Miocene aged volcanic flow rock units are observed in the area and alkali basalt flows of Miocene age occur as cap rocks in the general area.

Local Geology

The local geological portrays the extensiveness of the basalt flows in the southern part of the pervasive and widespread occurrences to the north, an area covering thousands of square miles. Olivine basalt occurrences appear along the Bonaparte River, Loon Creek and the Deadman River valleys and arrived at an estimated thickness of approximately 1,600 feet. They are thought to lie upon faulted bedrock of Pennsylvanian age and younger.

Property Geology

The geology of the Mt. Grant property area may be described as being overlain by generally thick Tertiary basalt flows of Eocene - Miocene age. The olivine basalts of the Chasm Formation are the youngest rocks found on the property and throughout the local area. These flows have covered the next youngest units of the Deadman River Formation that hosts the ash and diatomaceous earth occurrences, as well as other water borne younger sediments, such as siltstone, shale, sandstone and conglomerate.

Mineralization

Places within the general area pyrite-pyrrhotite-chalcopyrite mineralization as mesothermal replacements or vein-type of occurrences that lie peripheral to the porphyry-type occurrence in the volcanic tuffs (as volcanic skarn). These occurrences appear in the massive volcanic units and in medium grain-sized intrusive rock within steeply dipping to vertical fissure/fault zones with some dissemination in the adjacent wallrock. Alteration accompanying the pyritization is often observed as epidote-chlorite-calcite or as a propylitic assemblage.

History of Previous Work

To our knowledge, there has never been exploration activity on the property.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration activities. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the staking of the property by Mr. McLeod, a physical examination of the property and five days of staking and prospecting. Mr. McLeod examined the surface and took samples. The samples did not reveal anything. Mr. McLeod used a hammer, pick and sack to take samples. While Mr. McLeod is a geologist, he is not an engineer, and accordingly his area of expertise is limited to geological matters. Mr. McLeod did not use any previous filed reports on the property. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Sarai and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activities; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

We estimate the cost of core sampling will be $20 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. We will drill approximately 1,000 linear feet or ten holes. We estimate that it will take up to three months to drill the holes to a depth of 100 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. The total cost for analyzing the core samples will be $3,000.

The breakdown of estimated times and dollars was made by Mr. Sarai in consultation with Mr. McLeod.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation in the spring of 2007, weather permitting.

If we do not find mineralized material on the property, Mr. Sarai will allow the claim to expire and we will cease activities.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from our property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

We are in compliance with the Act and will continue to comply with the Act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the British Columbia Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $3,000 to $9,000, depending upon the number of holes drilled.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than our sole officer and director. Our sole officer and director is part-time employees and will devote about 10% of his time to our operation. Our sole officer and director does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our sole officer and director. Mr. Sarai will handle our administrative duties. Because Mr. Sarai is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investment by others in our complete private placement. The cash we raised will allow us to stay in business for at least one year. Our success or failure will be determined by what we find under the ground.

To meet our need for cash we raised money from our private placement. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not have enough money to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our sole officer and director is unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no other financing plans.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a reserve and we have determined it is economical to extract the minerals from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease activities until we raise more money. If we can't or don't raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

1. April 2008 - retain our consultant to manage the exploration of the property. - Maximum cost of $15,000. Time of retention 0-90 days.

2. May 2008 to August 2008 - core drilling. Core drilling will cost $20.00 per foot. We plan to drill 15 holes to a depth of 100 feet. The total cost will be $30,000. Core drilling will be subcontracted to non-affiliated third parties. No power source is needed for core drilling. The drilling rig operates on diesel fuel. All electric power needed, for light and heating while on the property will be generated from gasoline powered generators. Time to conduct the core drilling - 120 days.

3. September 2008 to November 2008 - have an independent third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $4,500 to analyze the core samples and will take 30 days.

All funds for the foregoing activities have been obtained from our private placement.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities

From Inception on September 12, 2006

We acquired the right to explore one property containing one claim. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. We have staked the property and will begin our exploration in April 2008.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business activities.

We issued 5,000,000 shares of common stock through a private placement pursuant to Regulation S of the Securities Act of 1933 to Pardeep Sarai, our sole officer and director in September 2006, in consideration of $5,000. The shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

In March 2007, we completed a private placement of 4,140,000 restricted shares of common stock pursuant to Reg. S of the Securities Act of 1933 and raised $41,400. All of the shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

As of February 28, 2007, our total assets were $39,827 and our total liabilities were $15,904.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our officers and directors are set forth below:

Name	Age	Position Held

Pardeep Sarai	36	President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors.

Mr. Sarai will serve until our next annual meeting of the stockholders. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Pardeep Sarai has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors since our inception on September 12, 2006. Since June 1995, Mr. Pardeep has been employed at Telus Communications Inc. located in Burnaby, British Columbia. During his tenure at Telus Communications, Mr. Sarai has advised and consulted on the implementation of sales and marketing initiatives. He has also been involved in the design of process improvements and service enhancements. In his position in human resources, Mr. Sarai is responsible for managing and running diagnostic solutions on behalf of the business management teams of Telus Communications.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

There are no conflicts of interest.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on September 12, 2006 through February 28, 2007, for our sole officer. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

Summary Compensation Table

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Pardeep Sarai	2007	0	0	0	0	0	0	0	0
President, Treasurer,	2006	0	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0	0

We have not paid any salaries in 2007, and we do not anticipate paying any salaries at any time in 2007. We will not begin paying salaries until we have adequate funds to do so.

The following table sets forth the compensation paid by us from inception on September 12, 2006 through February 28, 2007, for each of our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named director.

Director Compensation

Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Pardeep Sarai	2007	0	0	0	0	0	0

Our sole director does not receive any compensation for serving as a member of the board of directors.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as is profitable to do so.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares.

	Direct Amount of		Percent
Name of Beneficial Owner	Beneficial Owner	Position	of Class
Pardeep Sarai [1]	5,000,000	President, Principal Executive Officer,	54.70%
		and Director

All Officers and Directors as a
Group (1 Person)	5,000,000		54.70%

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering

Bains, Sukhjit	90,000	0.985%	90,000	0%
Bal, Parveen	90,000	0.985%	90,000	0%
Barbour, Doug	90,000	0.985%	90,000	0%
Bodwal, Sanjeev	90,000	0.985%	90,000	0%
Brewer, Phil	90,000	0.985%	90,000	0%
Brown, Charles	90,000	0.985%	90,000	0%
Chatur, Aman	90,000	0.985%	90,000	0%
Cheema, Jagjit	90,000	0.985%	90,000	0%
Chikalia, Aneesha	90,000	0.985%	90,000	0%
Chudha, Teenum	90,000	0.985%	90,000	0%
Daniels, Jacki	90,000	0.985%	90,000	0%

Dhami, Ravina	90,000	0.985%	90,000	0%
Dhillon, Karamjeet	90,000	0.985%	90,000	0%
Fenton, Sam	90,000	0.985%	90,000	0%
Grewal, Balkar	90,000	0.985%	90,000	0%
Grewal, Dharminder	90,000	0.985%	90,000	0%
Groves, Grant	90,000	0.985%	90,000	0%
Hall, Simon	90,000	0.985%	90,000	0%
Hutchings, Tony	90,000	0.985%	90,000	0%
Kayani, Yasir	90,000	0.985%	90,000	0%
Kotadia, Amin	90,000	0.985%	90,000	0%
Kotadia, Mariam	90,000	0.985%	90,000	0%
Kullar, Monika	90,000	0.985%	90,000	0%
Lach, Marzena	90,000	0.985%	90,000	0%
Malik, Sajid	90,000	0.985%	90,000	0%
Manokaran, Sangar	90,000	0.985%	90,000	0%
Mukhida, Zameer	90,000	0.985%	90,000	0%
Mukhida, Aaleed	90,000	0.985%	90,000	0%
Nagra, Kulbir	90,000	0.985%	90,000	0%
Nankivell, Chris	90,000	0.985%	90,000	0%
Nasu, Janet	90,000	0.985%	90,000	0%
Pasha, Mohammed	90,000	0.985%	90,000	0%
Paul, Rajesh	90,000	0.985%	90,000	0%
Pooni, Randeep	90,000	0.985%	90,000	0%
Pooni, Robert	90,000	0.985%	90,000	0%
Randhawa, Inderjit	90,000	0.985%	90,000	0%
Reehal, Gary	90,000	0.985%	90,000	0%
Sadhra, Shender	90,000	0.985%	90,000	0%
Sandhu, Sukhvir	90,000	0.985%	90,000	0%
Sandhu, Pardeep	90,000	0.985%	90,000	0%
Sandhu, Raman	90,000	0.985%	90,000	0%
Shah, Neil	90,000	0.985%	90,000	0%
Surface, Emma	90,000	0.985%	90,000	0%
Tanguay, Karamjit	90,000	0.985%	90,000	0%
Ward, Emma	90,000	0.985%	90,000	0%
Warshaw, Tanya	90,000	0.985%	90,000	0%
	4,140,000	45.30%	4,140,000	0%

We issued 4,140,000 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

The following is a summary of the issuances of all shares pursuant to Reg. S of the Act.

a)	In September 2006, we issued 5,000,000 shares of common stock to Pardeep Sarai, our sole officer and director in consideration of $0.001 per share or a total of $5,000.

b)

In March 2007, we issued 4,140,000 shares of common stock to forty-six individuals in consideration of $0.01 per share or a total of $41,400. The 4,140,000 shares so issued are being registered in this offering.

Future Sales of Shares

A total of 9,140,000 shares of common stock are issued and outstanding. Of the 9,140,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 4,140,000 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Empire Stock Transfer, Inc., 7251 West Lake Mead Boulevard, Las Vegas, Nevada 89128 and its telephone number is (702) 562-4091.

CERTAIN TRANSACTIONS

We issued 5,000,000 shares of common stock to Mr. Sarai in September 2006, in consideration of $5,000.

Mr. Sarai allows us to use a portion of his home as our office on a rent free basis.

As of February 28, 2007, we owed Mr. Sarai, our sole officer and director, $604 for advances made to us. This amount is unsecured, bears no interest with no specific terms of repayment.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to February 28, 2007, included in this prospectus have been audited by Michael T. Studer CPA, P.C., 18 East Sunrise Highway, Suite 311 Freeport, New York 11520, as set forth in their report included in this prospectus. Its report is given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is February 28. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Audited financial statements for September 12, 2006 (inception) to February 28, 2007 immediately follow:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ridgestone Resources, Inc.

I have audited the accompanying balance sheet of Ridgestone Resources, Inc. (the Company), an exploration stage company, as of February 28, 2007 and the related statements of operations, stockholders' equity and cash flows for the period September 12, 2006 (inception) to February 28, 2007. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ridgestone Resources, Inc., an exploration stage company, as of February 28, 2007 and the results of its operations and its cash flows for the period September 12, 2006 (inception) to February 28, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.
MICHAEL T. STUDER CPA P.C.

Freeport, New York
May 25, 2007

Ridgestone Resources, Inc. (An Exploration Stage Company) Balance Sheets (Expressed in US Dollars)

February 28,
2007

ASSETS
Current Assets
Cash and cash equivalents	$39,827
Total Current Assets	39,827

Other assets	-

Total Assets	$39,827

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable and accrued liabilities	$15,300
Due to related parties	604
Total current liabilities	15,904

Stockholders' Equity
Prefereed Stock, $0.00001 par value;
authorized 100,000,000 shares, none issued and outstanding	-
Common Stock, $0.00001 par value;
authorized 100,000,000 shares,
issued (or in process of issuance) and outstanding 8,870,000 shares	89
Additional paid-in capital	35,611
Deficit accumulated during the exploration stage	(11,777)
Total stockholders' equity	23,923
Total Liabilities and Stockholders' Equity	$39,827

See notes to financial statements.

Ridgestone Resources, Inc. (An Exploration Stage Company) Statement of Operations (Expressed in US Dollars)

Period from September 12, 2006 (Date of Inception) To February 28, 2007

Revenue	$-

Costs and expenses
General and administrative expenses	8,447
Impairment of mineral property costs	3,300
Mineral property exploration and carrying costs	30
Total costs and expenses	11,777

Net Loss	$(11,777)

Net loss per share
Basic and diluted	$(0.00)

Weighted Average Shares Outstanding
Basic and Diluted	4,821,000

See notes to financial statements.

Ridgestone Resources, Inc. (An Exploration Stage Company) Statement of Stockholders' Equity For the Period September 12, 2006 (Inception) to February 28, 2007 (Expressed in US Dollars)

				Deficit Accumulated
	Common Stock,		Additional	During the
	$0.00001 par value		paid-in	Exploration
	Shares	Amount	capital	Stage	Total

Common shares sold for cash at $0.001 per share	5,000,000	$50	$4,950	$-	$5,000
Common shares sold for cash at
$0.01 per share, less offering costs of $12,500	3,870,000	39	26,161	-	26,200
Donated services and expenses	-	-	4,500	-	4,500
Net Loss	-	-	-	(11,777)	(11,777)
Balance - February 28, 2007	8,870,000	$89	$35,611	$(11,777)	$23,923

See notes to financial statements.

Ridgestone Resources, Inc. (An Exploration Stage Company) Statement of Cash Flows (Expressed in US Dollars)

Period from September 12, 2006 (Date of Inception) To February 28, 2007

Cash Flows from Operating Activities
Net loss	$(11,777)
Adjustments to reconcile net loss
to net cash provided by (used for) operating activities
Impairment of mineral property costs	3,300
Donated services and expenses	4,500
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	15,300
Due to related parties	604
Net cash provided by (used for) operating activities	11,927

Cash Flows from Investing Activities
Mineral property acquisition costs	(3,300)
Net cash provided by (used for) investing activities	(3,300)

Cash Flows from Financing Activities
Proceeds from sales of common stock	43,700
Offering costs incurred	(12,500)

Net cash provided by financing activities	31,200

Increase in cash	39,827

Cash - beginning of period	-

Cash - end of period	$39,827

Supplemental disclosures of cash flow information:
Interest paid	$-
Income taxes paid	$-

See notes to financial statements.

Ridgestone Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007
(Expressed in US dollars)

Note 1. Exploration Stage Company

The Company was incorporated in the State of Nevada on September 12, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and Reporting by Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company's interests in the underlying properties, and the attainment of profitable operations. As at February 28, 2007, the Company has accumulated losses of $11,777 since inception. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file a SB-2 Registration Statement on Form SB-2 with the United States Securities and Exchange Commission to register for sale the 4,140,000 shares of common stock owned by nonaffiliates of the Company. The Company will not receive any proceeds from the shares sold by the selling stockholders.

Note 2. Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is February 28.

b)	Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuations and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Basic and Diluted Net Earnings (Loss) Per Share

The Company computes net earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Ridgestone Resources, Inc. (An Exploration Stage Company) Notes to the Financial Statements February 28, 2007 (Expressed in US dollars)
Note 2. Summary of Significant Accounting Policies (continued)

d)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2007, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)	Mineral Property Costs

The Company has been in the exploration stage since its inception on September 12, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, "Whether Mineral Rights Are Tangible or Intangible Assets". The Company assesses the carrying costs for impairment under SFAS 144, "Accounting for Impairment or Disposal of Long Lived Assets" at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

g)	Financial Instruments

The fair values of financial instruments, which include cash, accounts payable, accrued liabilities and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations are in Canada which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h)	Offering Costs

Offering costs represent legal fees incurred in connection with the Company's planned filing of a Registration Statement on Form SB-2 to register the 4,140,000 shares of common stock sold by the Company to nonaffiliates through March 7, 2007. These costs have been charged to additional paid-in capital.

i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

j)	Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Ridgestone Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007
(Expressed in US dollars)

k)	Stock-based Compensation
The Company records stock-based compensation in accordance with SFAS No. 123R "Share Based Payments", using the fair value method. The Company has not issued any stock options since its inception.

l)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)". This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109". FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Note 3. Related Party Balances/Transactions

a)

The Company receives office space and services from its president at no cost to the Company. For accounting purposes, the estimated fair value of these donated services ($250 per month for the office space, $500 per month for the services) is included in general and administrative expenses and additional paid-in capital is increased by the same amounts. For the period ended February 28, 2007, the Company expensed $1,500 in donated rent and $3,000 in donated services.

b)

As at February 28, 2007, the Company is indebted to the President of the Company for $604, representing expenses paid on behalf of the Company. This amount is unsecured, non-interest bearing and has no repayment terms.

Ridgestone Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007
(Expressed in US dollars)

c)	On September 19, 2006, the Company issued 5,000,000 shares of common stock at $0.001 per share to the President of the Company for cash proceeds of $5,000.

Note 4. Mineral Property

On September 21, 2006, the Company acquired a 100% interest in a Mineral Claim located in British Columbia, Canada, in consideration for $3,300. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company. There are situations that could prevent the Company from obtaining clear title to the mineral claims such as the bankruptcy or death of the President. The cost of the mineral property was initially capitalized. At February 28, 2007, the Company recognized an impairment loss of $3,300, as it has not yet been determined whether there are proven or probable reserves on the property.

Note 5. Common Stock

a)	On September 19, 2006, the Company issued 5,000,000 shares of common stock at $0.001 per share to the President of the Company for cash proceeds of $5,000.

b)

During the period ended February 28, 2007, the Company accepted stock subscriptions for 3,870,000 shares of common stock at $0.01 per share for cash proceeds of $38,700. The shares were issued on March 7, 2007.

Note 6. Commitment

The Company entered into an agreement dated September 19, 2006 to pay legal fees of up to $25,000 with respect to its incorporation and the preparation and filing of an SB-2 Registration Statement. The Company was to pay $15,000 upon commencement of services (which was paid in March 2007) and is obligated to pay an additional $10,000 once the SB-2 Registration Statement has been declared effective. The $15,000 costs incurred through February 28, 2007 has been charged $12,500 to additional paid-in capital and $2,500 to general and administrative expenses.

Note 7. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. At February 28, 2007, the Company has a net operating loss carryforward of approximately $5,000, which expires in 2027. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at February 28, 2007 consists of:

Net operating loss carryforward	$1,750
Valuation allowance	(1,750)

Total	$-

A reconciliation of the expected income tax expense (benefit) computed by applying the statutory income tax rate to income (loss) before income taxes to the provision for (benefit from) income taxes follows:

Ridgestone Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007
(Expressed in US dollars)

Income tax expense (benefit) at statutory rate	$(4,122)
Tax effect of nondeductible general and administrative expenses	2,372
Change in valuation allowance	1,750

Provision for (benefit from) income taxes	$-

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

Note 8. Subsequent Event

Subsequent to February 28, 2007, the Company accepted additional stock subscriptions for 270,000 shares of common stock at $0.01 per share for cash proceeds of $2,700. The shares were issued on March 7, 2007.

Until _______________, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2	Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$1.27
Printing Expenses	$100.00
Accounting/Administrative Fees and Expenses	$4,398.73
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses	$25,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$0.00
Miscellaneous Expenses	$0.00
TOTAL	$29,500.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)	In September 2006, we issued 5,000,000 shares of common stock to Mr. Pardeep Sarai in consideration of $0.001 per share or a total of $5,000.00.

b)	In March 2007, we issued 4,140,000 shares of common stock to forty-six individuals in consideration of $0.01 per share or a total of $41,400.

We issued the foregoing 9,140,000 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

ITEM 27. EXHIBITS.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
10.1	Trust Agreement
23.1	Consent of Michael T. Studer CPA, P.C.
23.2	Consent of Conrad C. Lysiak

ITEM 28. UNDERTAKINGS.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Westminster, British Columbia, Canada on this 30th of May 2007.

RIDGESTONE RESOURCES, INC.

BY:	PARDEEP SARAI
Pardeep Sarai
President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors